Exhibit 10.56

FIFTH AMENDMENT AGREEMENT

This Fifth Amendment Agreement (this "Amendment") is made and entered into as of March 31, 2021 by and between SoftBank Corp., a company incorporated under the laws of Japan and having its principal place of business at 1-7-1 Kaigan, Minato-ku, Tokyo(formerly 1-9-1 Higashi-shimbashi, Minato-ku,  Tokyo), Japan ("SoftBank") and AeroVironment Inc., a company incorporated under the laws of the State of Delaware and having its principal place of business at 900 Innovators Way, Simi Valley, CA 93065 (formerly 800 Royal Oaks Drive, Suite 210, Monrovia, CA 91016), U.S.A. ("AV"). SoftBank and AV are hereinafter referred to collectively as the "Parties" and individually as a "Party". All Capitalized terms not otherwise defined herein shall have the same meaning as assigned to them in the Original Agreement (as such term is defined below).

RECITALS

WHEREAS:

(A)

SoftBank and AV entered into a Joint Venture Agreement dated as of December 1, 2017 under which they agreed to establish a joint venture company named HAPSMobile Inc., and SoftBank and AV subsequently amended such Joint Venture Agreement by the certain Amendment Agreement dated November 29, 2018, the certain Second Amendment Agreement dated February 8, 2019, the certain Third Amendment Agreement dated June 21, 2019 and the certain Fourth Amendment Agreement dated October 30, 2019 (such Joint Venture Agreement, Amendment Agreement, Second Amendment Agreement, Third Amendment Agreement and Fourth Amendment Agreement being referred to collectively as the "Original Agreement"); and

(B)	SoftBank and AV now desire to amend a portion of the Original Agreement as set forth in this Amendment.

NOW THEREFORE, the Parties hereby agree to amend and supplement the terms of the Original Agreement as follows:

1.	Amendment to Section 4(a)(i).

Section 4.4(a)(i) of the Original Agreement is deleted in its entirety and replaced as follows:

(i)Composition of the Board of Directors. The board of directors of the Company (the "Board") shall consist of six (6) Directors, of which four (4) shall be nominated by SoftBank (collectively, the "SoftBank Directors") and two (2) shall be nominated by AV (the "AV Directors").  Each Shareholder agrees that, if at any time it is then entitled to vote for the election, removal or re election of directors to the Board, it shall vote all of its Shares that are entitled to vote or execute proxies or written consents, as the case may be, and take all other necessary actions (including causing the Company to call a special meeting of the Shareholders) in order to ensure that the composition of the Board is as set forth in this Section 4.4(a)(i) (i.e. that the Board shall consist of four (4) SoftBank nominated Directors and two (2) AV nominated Directors).

2.	Effective Date.

Notwithstanding the signing date, this Amendment shall be in full effect from April 1, 2021.

3.	Other.

Except as expressly modified by this Amendment, the Original Agreement shall remain in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Amendment by their respective duly authorized representatives. This Amendment may be executed in counterparts, including by facsimile or any other electronic transmission.

SoftBank Corp.		AeroVironment, Inc.

By:		By:
/s/ Junichi Miyakawa		/s/ Wahid Nawabi
Print Name:	Junichi Miyakawa	Print Name:	Wahid Nawabi
Title:	Representative Director & CTO	Title:	President and CEO
Date:	March 31, 2021	Date:	March 31, 2021